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                                 EXHIBIT 10.13





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                              CONSULTING AGREEMENT

         CONSULTING AGREEMENT effective as of October 1, 1995 between GRIZZLY PRODUCTS, INC., a Delaware corporation (THE "COMPANY"), and DAT CONSULTING, LLC, a New York limited liability company ("CONSULTANT").

                             W I T N E S S E T H :

         WHEREAS, the efficient conduct of the Company's business operations and the enhancement of its growth potential require that it have available to it the services of a suitable chief operating officer and the support of an organization which can offer the Company, on a consulting basis, a broad range of administrative, strategic planning, business development, financial analysis and structuring, licensing, leasing and acquisition-related management consulting services; and
         WHEREAS, Consultant has heretofore entered into a Consulting Agreement with the Company's affiliate, Grant Products, Inc. ("Grant"), pursuant to which Consultant is to provide to Grant not only the services of Tom A. Poteet (or of another suitable person) as the chief operating officer of Grant, but also, through the Company's resources, a broad range of administrative, strategic planning, business development, financial analysis and structuring, licensing, leasing and acquisition-related management consulting services; and
         WHEREAS, in view of the foregoing, the Company desires to retain Consultant, and Consultant is willing to be retained by the Company, to provide the Company with the services described above, on a consulting basis, during the term of this Agreement, upon the terms and subject to the conditions hereinafter set forth;
         NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth below and intending to be legally bound, the parties hereto agree as





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follows:
         1. RETENTION OF CONSULTANT; TERM. The Company hereby agrees to retain the Consultant, and the Consultant hereby agrees to serve, as an independent management consultant to the Company, in accordance with the terms and provisions of this Agreement, during the Retention Period (as hereinafter defined). The "Retention Period" shall mean the five-year period beginning on the effective date of this Agreement and ending at the close of business on September 30, 2000, unless terminated sooner as hereinafter provided; provided, however, that, on each October 1 after the date hereof, the Retention Period shall be automatically extended for one (1) additional year unless, at least six (6) months prior to such October 1, either party hereto shall have notified the other party hereto that the Retention Period shall not be further extended.
         2. CONSULTING SERVICES OF CONSULTANT.
         (a) The consulting services to be performed by Consultant as an independent management consultant to the Company during the Retention Period shall relate to administration, strategic planning, business development, financial analysis and structuring, licensing, leasing and acquisitions and shall, in addition to providing the Company with the managerial services of a chief operating officer (who may be Tom A. Poteet or another suitable person), include, but not be limited to, the following:

                 (i) monitoring of the Company's business operations and product lines and providing general advice regarding the administration of the Company and its business;

                 (ii) analysis of the operations of the Company with a view to improving the efficiency of its operations and enhancing the reputation of the Company and its products;





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                 (iii) development of additional business relationships for the
         Company;

                 (iv) assisting the Company in its labor relations with its employees (including the hiring of new management personnel) and in developing appropriate benefit programs for such employees;

                 (v) analysis of the Company's plant and equipment requirements and, where necessary, the evaluation and negotiation of new lease transactions;

                 (vi) review and evaluation of the Company's capital expenditure programs;

                 (vii) assessing the Company's insurance needs and assisting the Company in negotiating favorable rates with insurance brokers and in placing such insurance;

                 (viii) providing the Company with advice regarding its internal accounting and controls systems and procedures;

                 (ix) assisting the Company in arranging the restructuring and/or refinancing of its existing credit facilities and in seeking other financing sources;

                 (x) reviewing the Company's accounts receivable and making recommendations with respect to the extension of credit to customers;

                 (xi) promoting the reputation of the Company in the investment community and evaluating opportunities for raising equity capital in the public or private capital markets;

                 (xii) assisting the Company in strategic business planning and in analysis of potential acquisition candidates for the Company;

                 (xiii) assisting the Company in negotiating and consummating acquisition transactions which the Company decides to pursue;

                 (xiv) evaluation of proposed purchasers for assets or operations of the Company which have been designated for disposition; and

                 (xv) evaluation and negotiation of proposed licensing arrangements.
         (b) In performing its services hereunder, Consultant expects to be utilizing the services of qualified personnel, such as Tom A. Poteet, Allan J. Marrus and other members, managers, officers, employees, agents and representatives of Consultant, as well as other persons (which





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may include, directly or indirectly, other consultants and subconsultants) who may be retained by Consultant from time to time to perform such services. All members, managers, officers, employees, agents and representatives of Consultant, as well as any other persons (including direct or indirect consultants and subconsultants) who may be retained by Consultant from time to time in connection with Consultant's performance of its services to the Company hereunder, shall be compensated for their services directly by Consultant and not by the Company. All staffing decisions with respect to the services to be provided by Consultant hereunder shall be solely within the discretion of Consultant and, at any time and from time to time, Consultant may make any changes in such staffing which it considers necessary or appropriate.
         (c) Consultant and the Company acknowledge that the services to be performed by Consultant pursuant to this Agreement shall be performed by Consultant, including its members, managers, officers, employees, agents, representatives and other retained persons (including direct or indirect consultants and subconsultants) (all of which members, managers, officers, employees, agents, representatives and other retained persons are hereinafter collectively referred to as "Consultant's Personnel"), as an independent contractor and that nothing herein contained shall be deemed to constitute an employer-employee relationship between the Company, on the one hand, and Consultant (and Consultant's Personnel), on the other hand.
         (d) Although it is not possible to estimate the amount of time that Consultant's Personnel will be devoting to the performance of Consultant's services under this Agreement, Consultant agrees that it will cause Consultant's Personnel (none of whom, with the exception of the person designated to serve as the chief operating officer of the Company, will be required or expected to be employed by Consultant on a full-time basis) to devote such time, during normal business





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hours, to the business and affairs of the Company as shall be reasonably necessary to enable Consultant to perform the services to be performed by Consultant hereunder.
         (e) The Company and Consultant acknowledge that the services to be performed by Consultant hereunder will generally not require that Consultant (or Consultant's Personnel), other than the person designated to serve as the chief operating officer of the Company, perform such services or otherwise be present at the Company's business premises in the State of California, though periodic visits to the Company's California location by one or more of Consultant's Personnel may be appropriate. Accordingly, it is contemplated that Consultant's services will generally be performed at such locations as shall be convenient for Consultant's Personnel and as Consultant from time to time shall, in its sole discretion consider appropriate, provided, however, that, when specifically requested by the Company, Consultant will make Consultant's Personnel available to meet with representatives of the Company at reasonable times upon reasonable notice.
         (f) The Company and Consultant acknowledge that nothing contained in this Agreement shall prohibit Consultant or Consultant's Personnel from (i) being a consultant, director, officer, employee, investor, lender, shareholder, joint venturer, partner, manager or member in, or serving in any other capacity with, any other enterprise, association, corporation, joint venture, partnership or company (hereinafter collectively referred to as the "Other Business"), provided that the business of the Other Business does not directly compete with the business of the Company, or (ii) serving in any capacity or having any business relationship with, or being affiliated in any manner with, the Company or any of its affiliates.
         3. CONSULTING FEES. During the Retention Period, as full compensation for the services





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to be rendered by Consultant pursuant to this Agreement, the Company agrees to pay to Consultant, and Consultant agrees to accept, consulting fees at an annual rate equal to the sum of (a) the total annual rate of payroll expense (including the cost to Consultant of employee benefit plans and programs and other employee perquisites) which the Company will incur with respect to Consultant's Personnel (who may include Tom A. Poteet) who shall be providing services to the Company on substantially a full-time basis and generally at the Company's business premises in the State of California, and (b) the amount which represents four percent (4%) of the Company's "net sales" for the applicable year. The consulting fees referred to in clause (a) of the preceding sentence are hereinafter referred to as the "Payroll Fees"; the consulting fees referred to in clause (b) of the preceding sentence are hereinafter referred to as the "Revenue Fees".
         The Payroll Fees payable hereunder shall be payable in equal monthly installments in advance on the 1st day of each month or, if such day is not a business day, on the immediately-preceding business day. The Revenue Fees payable hereunder shall be payable monthly in arrears, with each such monthly payment to be made within ten (10) days after the end of the month with respect to which the Revenue Fees are payable. At the request of Consultant, all payments of the Payroll Fees and the Revenue Fees (collectively, the "Consulting Fees") shall be made by wire transfer to such account or accounts as shall be designated from time to time by Consultant.
         For purposes of this Agreement, "net sales" shall be the total of the invoice prices for all products and services sold by the Company, less all returns, trade discounts and allowances. Returns, trade discounts and allowances shall be charged against gross revenues in the month during which they are accepted or allowed. Within ten (10) days after the end of each month





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during the Retention Period, the Company will provide Consultant with a sales report for the preceding month which calculates the "net sales" of the Company for such month. Consultant shall be permitted access at any time to the Company's sales records for the purpose of verifying the accuracy of the sales reports so provided to Consultant.
         4. REIMBURSEMENT OF EXPENSES. In addition to the Consulting Fees payable to Consultant as provided above in paragraph 3, Consultant shall be reimbursed, upon submission to the Company of appropriate vouchers and receipts, for out-of-pocket expenses (including, without limitation, travel expenses) reasonably incurred by Consultant in furtherance of the Company's business. Such reimbursement shall take place promptly after the required submissions, and in no event less frequently than bi-weekly.
         5. INTEREST ON LATE PAYMENTS. Payments of the Consulting Fees and of any other amounts payable to Consultant under this Agreement which are not paid when due shall bear interest at the rate which is 2% above the "prime" rate in effect from time to time.
         6. TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate its retention of Consultant under this Agreement at any time during the Retention Period for "Cause". For purposes of this Agreement, "Cause" shall mean repeated breaches by Consultant of Consultant's obligations under this Agreement, which breaches (a) were demonstrably willful and deliberate on Consultant's part, (b) were committed in bad faith or without the reasonable belief that such breaches were in the best interests of the Company and (c) have not been remedied in a reasonable period of time after receipt of written notice from the Company specifying such breaches and demanding that they be remedied within a reasonable period of time.
         7. TERMINATION BY CONSULTANT FOR GOOD REASON. Consultant may terminate its retention





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by the Company under this Agreement for "Good Reason". For purposes of this
Agreement, "Good Reason" shall mean:

                 (a) the assignment to Consultant of any duties or responsibilities inconsistent in any respect with the terms of Consultant's retention hereunder or any other action by the Company which results in a diminution of Consultant's involvement with the business of the Company or its authorities, powers, functions or duties under this Agreement or imposes upon Consultant any requirement for the performance of its services hereunder which did not exist as of the date hereof, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given to the Company by Consultant;

                 (b) any failure by the Company to pay when due any payment of the Consulting Fees or other amounts payable to Consultant hereunder, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Consultant;

                 (c) any purported termination by the Company of Consultant's retention other than as expressly permitted by this Agreement;

                 (d) any failure by the Company to comply with and satisfy subparagraph (c) of paragraph 15 below, provided that the successor to which such paragraph applies has received at least ten (10) days' prior written notice from the Company or the Consultant of the requirements of such paragraph;

                 (e) the occurrence of a "Change in Control of the Company" (as hereinafter defined); or

                 (f) (i) the filing by the Company of a petition in bankruptcy or seeking reorganization or arrangement under any federal or state bankruptcy, insolvency or reorganization law, (ii) the making by the Company of a general assignment for the benefit of its creditors or of any other composition or reorganization agreement with its creditors,
         (iii) the appointment of a trustee or receiver of the Company or of the whole or any substantial part of its property or (iv) on a petition in bankruptcy or seeking reorganization or arrangement under any federal or state bankruptcy, insolvency or reorganization law filed against the Company, the adjudication of the Company as a bankrupt, the failure of the Company to contest such filing, the admission by the Company of the material allegations of such petition or the failure of the Company to have such petition vacated, set aside or stayed within sixty (60) days from the date of the filing thereof.





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         Consultant may terminate its retention by the Company under this
Agreement for "Good Reason" at any time during the Retention Period, except that any such termination pursuant to subparagraph (e) above of this paragraph 7 must take place within twelve (12) months after the occurrence of the "Change in Control of the Company".
         For purposes of this Agreement, any good faith determination of "Good Reason" made by Consultant shall be conclusive and binding on the Company, absent manifest error.
         For purposes of this Agreement, a "Change in Control of the Company" shall have occurred (i) if there has occurred a change in control of the Company as the term "control" is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Act"); (ii) when the persons who are the current members of the Company's Board of Directors cease to constitute at least a majority of such Board of Directors and their replacements were not persons elected or appointed with the favorable vote or consent of Consultant; (iii) if the shareholder(s) of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iv) if the shareholder(s) of the Company approve a plan of complete liquidation of the Company; (v) if the shareholder(s) of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or (vi) if the Company shall cease to be a member of the affiliated group (within the meaning of Section 1504(a) of the Internal





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Revenue Code of 1986, as amended) of which The Arlen Corporation, a New York corporation, is the parent corporation.
         8. NOTICE OF TERMINATION. Any termination by the Company for Cause, or by Consultant for Good Reason, shall be communicated by a Notice of Termination to the other party hereto in accordance with paragraph 16 below. For purposes of this Agreement, a "Notice of Termination" means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Consultant's retention under the provision so indicated and (c) if the Termination Date (as hereinafter defined) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by Consultant or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not constitute a waiver of any right of Consultant or the Company hereunder or preclude Consultant or the Company from asserting such fact or circumstance in enforcing Consultant's or the Company's rights hereunder.
         9. TERMINATION DATE. For purposes of this Agreement, the Termination Date means, whether Consultant's retention is terminated by the Company for Cause, by Consultant for Good Reason or otherwise by Consultant or the Company, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be.
         10. OBLIGATIONS OF THE COMPANY UPON TERMINATION OF CONSULTANT.
         (a) Prior to a Change in Control of the Company, if Consultant terminates its retention by the Company for Good Reason or if Consultant's retention is terminated by the Company for





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any reason other than Cause, the Company shall pay to Consultant, in cash in a lump sum on the Termination Date, (i) all unpaid Consulting Fees through the Termination Date, (ii) all unreimbursed expenses payable to Consultant pursuant to paragraph 4 above and (iii) all Consulting Fees which would be payable to Consultant through the end of the Retention Period if Consultant were to continue to perform its services hereunder through the end of the Retention Period (assuming, for the purpose of this clause (iii), that the "net sales" of the Company during the remainder of the Retention Period after the Termination Date would increase at a growth rate of 6% per annum and provided that the amount representing payment of such future Consulting Fees shall be discounted to their present value, applying a discount rate equal to 1% below the "prime" rate as in effect at the close of business on the business day immediately preceding the Termination Date).
         (b) After a Change in Control of the Company has occurred, if Consultant terminates its retention by the Company for Good Reason or if Consultant's retention is terminated by the Company for any reason other than Cause, the Company shall pay to Consultant, in cash in a lump sum on the Termination Date, (i) all unpaid Consulting Fees through the Termination Date,
(ii) all unreimbursed expenses payable to Consultant pursuant to paragraph 4 above and (iii) as Consultant, in its sole discretion may elect, either (A) all Consulting Fees which would be payable to Consultant through the end of the Retention Period if Consultant were to continue to perform its services hereunder through the end of the Retention Period (assuming, for the purpose of this clause (A), that the "net sales" of the Company during the remainder of the Retention Period after the Termination Date would increase at a growth rate of 6% per annum and provided that the amount representing payment of such future Consulting Fees shall be





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discounted to their present value, applying a discount rate equal to 1% below the "prime" rate as in effect at the close of business on the business day immediately preceding the Termination Date), or (B) as liquidated damages (which the parties hereto acknowledge to be fair and reasonable in view of the impossibility of determining the actual damages which Consultant may suffer as a result of such termination), the sum of $750,000.
         (c) At any time during the Retention Period, if Consultant's retention is terminated by the Company for Cause, the Company shall pay to Consultant, in cash in a lump sum on the Termination Date, (i) all unpaid Consulting Fees through the Termination Date and (ii) all unreimbursed expenses payable to Consultant pursuant to paragraph 4 above.
         (d) In the event that, in the case of a termination by the Company of Consultant's retention for Cause, Consultant shall have notified the Company (the "Notice of Dispute"), within ten (10) business days after having received the Notice of Termination, that Consultant disputes whether the Company had "Cause" for such termination, then, notwithstanding and in addition to the payment required above by subparagraph (b) of this paragraph 10, the Company shall continue without interruption the payment of the Consulting Fees payable pursuant to paragraph 3 above, provided, however, that all such payments of the Consulting Fees shall be made to an attorney designated by Consultant for such purpose in the Notice of Dispute, with the aggregate amount of all such payments (and all interest earned thereon) being held in escrow by such attorney, pending (i) agreement by Consultant and the Company as to the issue of "Cause" and the disposition of the escrowed funds or (ii) a final, non-appealable order of a court of competent jurisdiction determining these matters (with the prevailing party with respect to such order be entitled to recover its attorneys' fees and disbursements, court costs and other





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costs and expenses relating to this dispute from the other party).
         (e) Upon payment in full of the applicable payments required above by subparagraphs (a), (b) or (c) of this paragraph 10 (and subject, however, to subparagraph (d) of this paragraph 10), this Agreement shall terminate and be of no further force or effect, except that the provisions of paragraph 14 below shall survive such termination.
         (f) Consultant shall not be required to mitigate the payment of any payments received pursuant to subparagraphs (a), (b), (c) or (d) of this paragraph 10 by seeking other consulting engagements and, to the extent that Consultant shall, after the Termination Date, receive compensation from any other consulting engagements, the payments received hereunder shall not be adjusted.
         11. FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Consultant, any of Consultant's Personnel or others.
         12. INDEMNIFICATION.
         (a) The Company shall indemnify, defend and hold harmless Consultant and Consultant's Personnel from and against any and all claims, demands, actions, suits and other proceedings, judgments and awards, and all costs and expenses thereof (including, without limitation, attorneys' fees and disbursements, court costs and amounts paid in settlement of such matters), asserted against Consultant and/or Consultant's Personnel by reason of the business and operations of the Company or Consultant's duties hereunder, excluding only such of the foregoing as are determined by a court of competent jurisdiction (without any further right of





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appeal) to have resulted from the willful and wanton misconduct or fraud of
Consultant or Consultant's Personnel.
         (b) Upon Consultant's discovery of any claim by a third party which, if sustained, would be subject to indemnification pursuant to subparagraph (a) of this paragraph 12, Consultant shall give prompt notice to the Company of such claim, provided, however, that the failure of Consultant to so promptly notify the Company of such claim shall not relieve the Company of any indemnification obligation under this Agreement unless the Company shall have been substantially prejudiced thereby. Unless Consultant shall, in its sole discretion, agree in writing to assume and control the defense of any action for which indemnification may be sought, the Company shall assume and control such defense, in which event Consultant shall have the right to employ counsel at Consultant's expense to represent it in addition to counsel employed by the Company. If the Company shall fail or refuse to undertake the defense within fifteen (15) days after receiving notice that a claim has been made, Consultant shall have the right (but not the obligation) to assume the defense of such claim in such manner as it deems appropriate until the Company shall, with the consent of Consultant, assume control of such defense, and the Company shall indemnify Consultant pursuant to subparagraph (a) of this paragraph 12 from and against the costs and expenses of such defense. The party hereto handling the defense of an action shall keep the other party hereto fully informed at all times of the status of the claim. Neither the Company nor the Consultant, when handling the defense of a claim for which indemnification may be sought by Consultant, shall settle such claim without the consent of the other party hereto (which consent shall not be unreasonably withheld or delayed) unless such settlement shall (i) impose no additional liability or obligation upon the party hereto (or its





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shareholders, directors and officers and, in the case of Consultant,
Consultant's Personnel) whose consent would otherwise be required and (ii) where the Company is handling the defense and settlement of the claim, provide Consultant and Consultant's Personnel with a general release with respect to the subject claim.
         (c) In any matter with respect to which Consultant may be entitled to indemnification from the Company pursuant to subparagraph (a) of this paragraph 12, the Company shall, to the extent not prohibited by applicable law, advance to Consultant and Consultant's Personnel, pending the final disposition of such matter, all costs and expenses which Consultant and/or Consultant's Personnel may incur in such matter, including, without limitation, all attorneys' fees and disbursements, court costs and the fees and disbursements of accountants, other experts and consultants.
         (d) The rights of indemnification provided by this paragraph 12 shall be in addition to, and not be deemed exclusive of, any other rights and remedies apart from this Agreement which may be available to Consultant and Consultant's Personnel, whether by contract, at law, in equity or otherwise.
         13. NO JOINT VENTURE, ETC.
         (a) Nothing in this Agreement shall be construed as (i) creating a partnership, joint venture or agency relationship between the Company and Consultant or (ii) requiring Consultant or Consultant's Personnel to bear or otherwise be liable for any portion of any losses directly or indirectly incurred by the Company and arising out of or otherwise connected with the services performed or to be performed by Consultant pursuant to this Agreement.
         (b) Neither Consultant nor Consultant's Personnel shall be liable, responsible or in any





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way accountable in damages or otherwise to the Company or any other entity or person for any loss or damage incurred by the Company by reason of any act or omission to act by Consultant or Consultant's Personnel, except the willful and wanton misconduct or fraud of Consultant or or Consultant's Personnel in connection with the performance of Consultant's services hereunder.
         (c) Consultant does not represent, warrant, guarantee or ensure any particular business results from the services which may be performed for, or the projections, plans, reports or studies which may be prepared for, the Company pursuant to this Agreement.
         (d) In the event that Consultant refers or introduces to the Company, or arranges for the Company to utilize the services of, third parties such as attorneys, accountants, investment bankers, brokers, finders, sales or marketing representatives, contractors or other consultants (who will not be retained without the consent of the Company, which will not be unreasonably withheld or delayed), such third parties will be direct contractors for the Company and not Consultant and their fees, commissions, disbursements and other charges will be the sole responsibility of the Company.
         14. CONFIDENTIAL INFORMATION; RELIANCE ON COMPANY INFORMATION.
         (a) Consultant shall hold, and shall use its best efforts to cause Consultant's Personnel to hold, in strict confidence for the benefit of the Company, all secret or confidential information, knowledge or data relating to the Company and its business, which shall have been obtained by Consultant or Consultant's Personnel during Consultant's retention by the Company and which shall not be or have become (i) generally available to the public other than as a result of a disclosure by Consultant, (ii) already known by Consultant on a non-confidential basis prior





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to having been furnished by the Company to Consultant or (iii) available to
Consultant on a non-confidential basis from a source other than the Company if such source was not known to be subject to any prohibition against the transmittal of such information. Consultant will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such confidential information, knowledge or data to anyone other than the Company and those designated by it.
         In the event of a breach or threatened breach by Consultant of the immediately-preceding paragraph of this subparagraph (a) of this paragraph 14, the Company shall be entitled, upon establishing the existence of such breach or threatened breach, to an injunction to be issued by any tribunal of competent jurisdiction to restrain Consultant from committing or continuing any such violation. In any proceeding for a temporary or permanent injunction, Consultant agrees that its ability to answer in damages shall not be a bar or be interposed as a defense to the granting of such a temporary or permanent injunction against it. Consultant acknowledges that the Company will not have an adequate remedy at law in the event of any breach by Consultant as aforesaid and that the Company may suffer irreparable damage and injury in the event of such a breach by Consultant. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedy or remedies available to the Company, including, without limitation, the recovery of damages from Consultant for any such breach.
         (b) The Company acknowledges that, in connection with Consultant's performance of its services hereunder, Consultant and Consultant's Personnel must at all times rely, as to accuracy and completeness, upon information furnished to them by the Company's officers, employees and agents. Accordingly, Consultant and Consultant's Personnel shall have no liability for any





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
acts or omissions taken, or reports and documentation produced, in reliance upon information furnished to them by the Company's officers, employees and agents, and the Company shall, as provided above in paragraph 12, indemnify, defend and hold harmless Consultant and Consultant's Personnel from and against any and all claims, demands, actions, suits and other proceedings, judgments and awards, and all costs and expenses thereof (including, without limitation, attorneys' fees and disbursements, court costs and amounts paid in settlement of such matters), asserted against Consultant and/or Consultant's Personnel, which are attributable to such reliance by Consultant and Consultant's Personnel upon information furnished by the Company's officers, employees and agents.
         15. SUCCESSORS.
         (a) This Agreement is personal to Consultant and, without the prior written consent of the Company, this Agreement shall not be assignable by Consultant. This Agreement shall inure to the benefit of, be binding upon and be enforceable by Consultant.
         (b) This Agreement shall not be assignable by the Company except to a successor of the Company which has complied with the requirements below of subparagraph (c) of this paragraph 15. This Agreement shall inure to the benefit of, be binding upon and be enforceable by the Company and its successors and assigns who have complied with the requirements below of subparagraph (c) of this paragraph 15.
         (c) The Company will require any successor (whether direct or indirect, by purchase of assets or capital stock, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if





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
no such succession had taken place. As used in this Agreement, the "Company" shall mean the Company as hereinabove defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
         16. GOVERNING LAW; CONSENT TO JURISDICTION.
         (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.
         (b) Each party hereto, for itself and its successors and assigns, hereby consents to personal jurisdiction over it in the courts of the State of New York, in and for New York County, and in any federal court located in the State of New York, in and for the Southern District of New York, in connection with any action, suit or proceeding arising out of or relating in any way to this Agreement. Each party hereto, for itself and its successors and assigns, agrees that personal service of process upon it may be made in any manner permitted by the laws of the State of New York and hereby agrees that service will be deemed sufficient over it if service is made by registered or certified mail to the addresses specified below in subparagraph (b) of paragraph 17. The Company, for itself and its successors and assigns, agrees that no action, suit or proceeding of any kind may be brought, and no claim may be asserted (whether by counterclaim, cross-claim or otherwise) by it or them against Consultant or Consultant's Personnel with respect to any matter arising from, relating to or in connection with this Agreement except in the courts of the State of New York, in and for New York County, and the federal courts located in the State of New York, in and for the Southern District of New York.
         17. MISCELLANEOUS.
         (a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board of Directors or a committee thereof, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.
         (b) All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed received (i) on the date delivered if personally delivered or sent by telecopier (with receipt confirmed), (ii) on the first business day after sent by an overnight air express delivery service guaranteeing next-day delivery or (iii) on the third business day after being deposited in the United States mail, if mailed by certified or registered mail, return receipt requested, with first class postage affixed thereon, and properly addressed as follows:
                          (a) if to Consultant, to:

                          DAT Consulting, LLC
                          85 West Hawthorne Avenue
                          Valley Stream, NY 11580
                          FAX: 516/825-0063)

                               with a copy to:

                          Herrick, Feinstein LLP
                          2 Park Avenue
                          New York, NY 10016
                          Attention: Leonard Grunstein, Esq.
                          (FAX: 212/889-7577)

                          (b) if to the Company, to:

                          Grizzly Products, Inc.
                          1802 Santo Domingo Avenue
                          Duarte, CA 91010
                          Attention: President
                          (FAX: 818/357-4017)

                                  with a copy to:

                          Stephen B. Delman, Esq.
                          10 River Road
                          New York, NY 10044
                          (FAX: 212/279-9595)

or to such other person or address as any party hereto shall have specified by notice in writing to the other party hereto.
         (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
         (d) Consultant's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right which Consultant or the Ccmpany may have hereunder, including, without limitation, the right of Consultant to terminate employment for Good Reason pursuant to paragraph 7 above, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
         (e) This instrument contains the entire agreement of the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby.
         (f) This Agreement is for the sole benefit of the Company and Consultant (and, in connection with the indemnification provisions of paragraphs 12 and 14, Consultant's Personnel), and nothing contained herein, express or implied, is intended to, or shall, confer on any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
         (g) Each of the parties hereto represents and warrants to the other party hereto that this Agreement has been duly authorized by all necessary corporate or company action, has been duly executed and delivered and constitutes the legal, valid and binding obligation of such party enforceable in accordance with its terms.
         IN WITNESS WHEREOF, the Company and Consultant have caused this Agreement to be executed as of the day and year first above written.


                                GRIZZLY PRODUCTS, INC.


                                BY:          /s/ TOM A. POTEET
                                 -----------------------------------------------
                                          TOM A. POTEET, PRESIDENT



                                DAT CONSULTING, LLC

                                BY: WAVEROCK CONSULTING, INC.


                                BY:         /s/ ALLAN J. MARRUS
                                 -----------------------------------------------
                                         ALLAN J. MARRUS, PRESIDENT

                                BY: ROSEMARK, INC.


                                BY:         /s/ MARK ROSENBERG
                                 -----------------------------------------------
                                          MARK ROSENBERG, PRESIDENT





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